Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of German American Bancorp, Inc. on Form S-4 of our report dated March 1, 2019 on the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Crowe LLP

Indianapolis, Indiana

September 18, 2019